FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Pat Grebe, Media Relations (pat.grebe@quintiles.com)

Greg Connors, Investor Relations (invest@quintiles.com)

(919) 998 2000

QUINTILES REPORTS INCOME FROM OPERATIONS OF $11.7 MILLION
BEFORE NON-RECURRING TRANSACTIONS

Fourth consecutive quarterly increase; net revenue rises to $407 million

RESEARCH TRIANGLE PARK, N.C. — October 17, 2001 — Quintiles Transnational Corp. (Nasdaq: QTRN) today announced financial results for third quarter 2001. Net revenue for the quarter ended Sept. 30, 2001, was $407.1 million, compared to $404.3 million for second quarter 2001. Income from operations, excluding non-recurring transactions, was $11.7 million vs. $9.9 million for the previous quarter. Net income, excluding non-recurring transactions, was $10.4 million vs. comparable net income for the previous quarter of $11.1 million. Earnings per share on a diluted basis, excluding non-recurring transactions, were $0.09, unchanged from the previous quarter.

Including one-time transactions detailed later in this press release, net loss for the quarter was $123.9 million, or $1.03 per share on a diluted basis. Third quarter 2000 net revenue, net income and EPS were $412.3 million, $4.6 million and $0.04, respectively.

“This is the fourth consecutive quarter in which we’ve increased our income from operations, a key metric of our business plan,” said Quintiles Transnational Chief Executive Officer Pam Kirby, Ph.D. “I’m also pleased that we grew net revenue on a sequential basis for the first time in more than a year. The business plan we unveiled last month emphasized Quintiles’ commitment to quality, efficiency and innovation. I believe our third quarter results and the recent WebMD settlement agreement are clear evidence of the progress we’re making.”

About $2 million in revenue and operating profit was lost because of travel restrictions implemented after the Sept. 11 terrorist events and because of e-mail and Internet connectivity precautions relating to the Nimda computer virus. No data were lost or compromised because of the virus.

“Our Clinical Development Services’ operations recovered relatively quickly from those two events and have now returned to normal levels,” Kirby said.

Last week Quintiles and WebMD jointly announced the settlement of litigation between the companies and the resolution of their disputes. As part of the settlement, WebMD agreed to pay Quintiles $185 million in cash for all 35 million shares of WebMD stock held by Quintiles, realizing a 50% premium to market. Quintiles also will receive an additional payment from WebMD if, on or before June 30, 2004, WebMD is acquired for a price greater than $4.00 per share or its ENVOY subsidiary is acquired for a price greater than $500 million.

Quintiles Transnational Chairman Dennis Gillings, Ph.D., said: “Including the WebMD payment, Quintiles’ cash balance now exceeds $600 million. This gives us a great deal of flexibility in continuing to build strategic customer relationships through our PharmaBio Development deals, in securing new, more robust data sources for our Informatics business, and in helping our customers solve corporate challenges in ways our competitors can’t. It also will allow us to repurchase Quintiles stock at attractive prices and implement new e-business solutions to help grow our business and add value.”

In other third quarter developments, Quintiles Transnational repurchased 420,000 shares of its common stock for an aggregate price of approximately $6.9 million as part of its previously announced stock repurchase program.

The non-recurring transactions that impacted Quintiles’ third quarter earnings were previously discussed in the company’s conference call and press release last month announcing its operational plan and restructuring. The non-recurring transactions pre-tax amounts were: a $341.9 million write-down of the value of investments held by Quintiles, primarily WebMD stock; a restructuring charge of $52.0 million; and a $20.1 million write-down of goodwill and operating asset impairments related to the restructuring. The fourth non-recurring transaction was an income tax benefit of $142.0 million related to the sale of Envoy. The combined effect of these transactions was a loss of $134.2 million, net of taxes.

Supplemental financial information is available now under “Additional Financials” in the Investors section of Quintiles’ Web site, http://www.quintiles.com/corporate_info/investors/additional_financials.

Quintiles Transnational’s third quarter 2001 financial briefing will be held at 11 a.m. EDT on Thursday, Oct. 18, and will be broadcast live over the Web. Interested parties can access the Webcast at http://www.quintiles.com/corporate_info/investors/broadcast_center. Additionally, a replay of the Webcast will be available via the same link about two hours after completion of the call. The replay will be available through 5 p.m. EST, Friday, Nov. 2, 2001.

Quintiles Transnational is the world’s leading provider of information, technology and services to help bring new medicines to patients faster and improve healthcare. Headquartered near Research Triangle Park, North Carolina, Quintiles Transnational is a member of the S&P 500 and Fortune 1000. For more information visit the company’s Web site at www.quintiles.com.

The schedule attached to this release is an integral part of this release. Information in this press release contains “forward-looking statements” about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the risk the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenues or profit at the rate or levels we anticipate, the risk that our uses of cash will not yield the intended results, our ability to efficiently distribute backlog among therapeutic business units and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large client contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Our data products business remains subject to state and federal regulations, and contracts with data vendors, including WebMD. Additional factors that could cause actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

# # #

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2001	2000	2001	2000

In thousands, except per share data

Net revenue	$407,103	$412,344	$1,215,873	$1,250,296

Costs and expenses:

Direct	242,745	247,577	724,859	755,887

General and administrative	128,089	141,042	392,208	421,768

Depreciation and amortization	24,597	22,934	71,143	68,805

Restructuring	52,023	0	54,169	58,592

Write-off of goodwill and other assets	20,120	0	20,120	0

Disposal of business	0	0	0	17,325

Total costs and expenses	467,574	411,553	1,262,499	1,322,377

(Loss) income from operations	(60,471)	791	(46,626)	(72,081)

Impairment of investments	(341,949)	0	(345,048)	0

Gain on investments, net	235	1,387	4,702	1,387

Other income	3,580	4,635	14,433	9,776

Total other (expense) income	(338,134)	6,022	(325,913)	11,163

(Loss) income before income taxes	(398,605)	6,813	(372,539)	(60,918)

Income taxes (benefit) expense	(132,694)	2,248	(124,093)	(20,102)

(Loss) income from continuing operations	(265,911)	4,565	(248,446)	(40,816)

Income from discontinued operation, net of taxes	0	0	0	16,770

Extraordinary gain from sale of discontinued operation, net of taxes	142,030	0	142,030	436,327

Net (loss) income	$(123,881)	$4,565	$(106,416)	$412,281

Basic net (loss) income per share:

(Loss) income from continuing operations	$(2.22)	$0.04	$(2.11)	$(0.35)

Income from discontinued operation	$0.00	$0.00	$0.00	$0.14

Extraordinary gain from sale of discontinued operation	$1.19	$0.00	$1.21	$3.77

Basic net (loss) income per share	$(1.03)	$0.04	$(0.90)	$3.56

Diluted net (loss) income per share:

(Loss) income from continuing operations	$(2.22)	$0.04	$(2.11)	$(0.35)

Income from discontinued operation	$0.00	$0.00	$0.00	$0.14

Extraordinary gain from sale of discontinued operation	$1.19	$0.00	$1.21	$3.77

Diluted net (loss) income per share	$(1.03)	$0.04	$(0.90)	$3.56

Shares used in computing net (loss) income per share:

Basic	119,838	115,702	117,786	115,711

Diluted	119,838	118,139	117,786	115,711

Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2001	2000

In millions

Cash, cash equivalents and debt investments	$479	$438

Investments in marketable equity securities	204	384

Working capital	453	309

Total assets	1,977	1,962

Debt including current portion	37	39

Shareholders’ equity	1,418	1,405

Proforma Condensed Consolidated Statements of Income*
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2001	2000	2001	2000

In thousands, except per share data

Net revenue	$407,103	$412,344	$1,215,873	$1,250,296

Costs and expenses:

Direct	242,745	247,577	724,859	755,887

General and administrative	128,089	141,042	392,208	421,768

Depreciation and amortization	24,597	22,934	71,143	68,805

Total costs and expenses	395,431	411,553	1,188,210	1,246,460

Income from operations	11,672	791	27,663	3,836

Gain on investments, net	235	1,387	4,702	1,387

Other income	3,580	4,635	14,433	9,776

Total other income	3,815	6,022	19,135	11,163

Income before income taxes	15,487	6,813	46,798	14,999

Income taxes	5,125	2,248	15,457	4,950

Income from continuing operations	10,362	4,565	31,341	10,049

Income from discontinued operation, net of income taxes	0	0	0	16,770

Net income	$10,362	$4,565	$31,341	$26,819

Basic net income per share:

Income from continuing operations	$0.09	$0.04	$0.27	$0.09

Income from discontinued operation	$0.00	$0.00	$0.00	$0.14

Basic net income per share	$0.09	$0.04	$0.27	$0.23

Diluted net income per share:

Income from continuing operations	$0.09	$0.04	$0.27	$0.09

Income from discontinued operation	$0.00	$0.00	$0.00	$0.14

Diluted net income per share	$0.09	$0.04	$0.27	$0.23

Shares used in computing net income per share:

Basic	119,838	115,702	117,786	115,711

Diluted	119,838	118,139	117,786	115,711

•	Proforma results exclude restructuring charges, write-off of goodwill and other assets, disposal of business, impairment of investments, transaction costs and gain on disposal of discontinued operation.

Condensed Consolidated Statements of Income Reconciliation
For the three months ended September 30, 2001
(Unaudited)

	As
	Reported	Adjustments	Proforma*

In thousands, except per share data

Net revenue	$407,103	$0	$407,103

Costs and expenses:

Direct	242,745	0	242,745

General and administrative	128,089	0	128,089

Depreciation and amortization	24,597	0	24,597

Restructuring	52,023	52,023	0

Write-off of goodwill and other assets	20,120	20,120	0

Disposal of business	0	0	0

Total costs and expenses	467,574	72,143	395,431

Income (loss) from operations	(60,471)	(72,143)	11,672

Impairment of investments	(341,949)	(341,949)	0

Gain on investments, net	235	0	235

Other income	3,580	0	3,580

Total other income (expense)	(338,134)	(341,949)	3,815

Income (loss) before income taxes	(398,605)	(414,092)	15,487

Income taxes (benefit) expense	(132,694)	(137,819)	5,125

Income (loss) from continuing operations	(265,911)	(276,273)	10,362

Income from discontinued operation, net of taxes	0	0	0

Extraordinary gain from sale of discontinued operation, net of taxes	142,030	142,030	0

Net income	$(123,881)	$(134,243)	$10,362

Basic net income per share:

Income (loss) from continuing operations	$(2.22)		$0.09

Income from discontinued operation	$0.00		$0.00

Extraordinary gain from sale of discontinued operation	$1.19		$0.00

Basic net income per share	$(1.03)		$0.09

Diluted net income per share:

Income (loss) from continuing operations	$(2.22)		$0.09

Income from discontinued operation	$0.00		$0.00

Extraordinary gain from sale of discontinued operation	$1.19		$0.00

Diluted net income per share	$(1.03)		$0.09

Shares used in computing net (loss) income per share:

Basic	119,838		119,838

Diluted	119,838		119,838

•	Proforma results exclude restructuring charges, write-off of goodwill and other assets, disposal of business, impairment of investments, transaction costs and gain on disposal of discontinued operation.

Condensed Consolidated Statements of Income Reconciliation
For the nine months ended September 30, 2001
(Unaudited)

	As
	Reported	Adjustments	Proforma*

In thousands, except per share data

Net revenue	$1,215,873	$0	$1,215,873

Costs and expenses:

Direct	724,859	0	724,859

General and administrative	392,208	0	392,208

Depreciation and amortization	71,143	0	71,143

Restructuring	54,169	54,169	0

Write-off of goodwill and other assets	20,120	20,120	0

Disposal of business	0	0	0

Total costs and expenses	1,262,499	74,289	1,188,210

Income (loss) from operations	(46,626)	(74,289)	27,663

Impairment of investments	(345,048)	(345,048)	0

Gain on investments, net	4,702	0	4,702

Other income	14,433	0	14,433

Total other income (expense)	(325,913)	(345,048)	19,135

Income (loss) before income taxes	(372,539)	(419,337)	46,798

Income taxes (benefit) expense	(124,093)	(139,550)	15,457

Income (loss) from continuing operations	(248,446)	(279,787)	31,341

Income from discontinued operation, net of taxes	0	0	0

Extraordinary gain from sale of discontinued operation, net of taxes	142,030	142,030	0

Net income	$(106,416)	$(137,757)	$31,341

Basic net income per share:

Income (loss) from continuing operations	$(2.11)		$0.27

Income from discontinued operation	$0.00		$0.00

Extraordinary gain from sale of discontinued operation	$1.21		$0.00

Basic net income per share	$(0.90)		$0.27

Diluted net income per share:

Income (loss) from continuing operations	$(2.11)		$0.27

Income from discontinued operation	$0.00		$0.00

Extraordinary gain from sale of discontinued operation	$1.21		$0.00

Diluted net income per share	$(0.90)		$0.27

Shares used in computing net (loss) income per share:

Basic	117,786		117,786

Diluted	117,786		117,786

•	Proforma results exclude restructuring charges, write-off of goodwill and other assets, disposal of business, impairment of investments, transaction costs and gain on disposal of discontinued operation.